EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our reserves report dated August 11, 2026, included in the Annual Report on Form 10-K of Evolution Petroleum Corporation (the "Company") for the fiscal year ended June 30, 2026, as well as in the notes to the financial statements included therein.  We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and to our reserves reports into the Registration Statements on Form S-3 Nos. 333-292785 and 333-193899 and Form S-8 Nos. 333-283718, 333-251233, and 333-216098.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm F-693

By:	/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

Austin, Texas

September 16, 2026